UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2017

Farmer Bros. Co.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34249	95-0725980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1912 Farmer Brothers Drive, Northlake, Texas 76262
(Address of Principal Executive Offices)

888-998-2468
(Registrant’s Telephone Number, Including Area Code)

13601 North Freeway, Suite 200, Fort Worth, Texas 76177
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 25, 2017, Farmer Bros. Co., a Delaware corporation (the “Company”), and China Mist Brands, Inc., a Delaware corporation (together with the Company, the “Borrowers”), together with the Company’s wholly owned subsidiaries, Coffee Bean International, Inc., an Oregon corporation, FBC Finance Company, a California corporation, and Coffee Bean Holding Company, Inc., a Delaware corporation, as additional Loan Parties and as Guarantors, entered into that certain First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent, and the financial institutions party thereto as lenders (the “Lenders”). The Amendment amends (i) the Company’s original Credit Agreement dated as of March 2, 2015 (the “Original Credit Agreement”), entered into by the Borrowers, the guarantor subsidiaries party thereto, the Administrative Agent and the financial institutions party thereto as lenders (the Original Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), and (ii) the Company’s original Pledge and Security Agreement dated as of March 2, 2015 (the “Original Pledge and Security Agreement”). The following description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to (i) the Amendment, a copy of which is filed herewith as Exhibit 10.1, and incorporated herein by reference, and (ii) the Original Credit Agreement and the Original Pledge and Security Agreement, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K, filed with the SEC on March 6, 2015 and incorporated herein by reference. Capitalized terms used without definition are defined in the Amended Credit Agreement.
The Amended Credit Agreement increases the aggregate commitments (“Revolving Commitment”) of the senior secured revolving credit facility (“Revolving Facility”) from $75 million to $125 million. Chase agreed to provide $75 million of the Revolving Commitment and SunTrust Bank agreed to provide $50 million of the Revolving Commitment. The Amended Credit Agreement also includes an accordion feature whereby the Company may increase the Revolving Commitment by an aggregate amount not to exceed $50 million, subject to certain conditions.
The Amended Credit Agreement increases (i) the advance rate on the Borrowers’ eligible accounts receivable that are with investment grade customers from 85% to 90% and (ii) the amount of the Borrowers’ eligible real property which can be included in the Borrowing Base from the lesser of $25 million and 75% of the fair market value of such eligible real property, to the lesser of $60 million and 75% of the fair market value of such eligible real property, subject to certain limitations.
The Amended Credit Agreement provides for an increase to the margin of 0.375% per annum on any drawn loans under the Revolving Facility up to an amount equal to the value of eligible real property in the Borrowing Base. The interest rates are otherwise unchanged in the Amended Credit Agreement and continue to be based on Average Historical Excess Availability levels with a range of Prime Rate -0.25% to Prime Rate +0.50% or Adjusted LIBO Rate +1.25% to Adjusted LIBO Rate +2.00%. The Amended Credit Agreement reduces the commitment fee from a range of between 0.25% to 0.375% per annum based on Average Revolver Usage, to a flat fee of 0.25% per annum irrespective of Average Revolver Usage. The Amended Credit Agreement also extends the maturity date of the Revolving Facility from March 2, 2020 to August 25, 2022.
The Amended Credit Agreement contains a variety of affirmative and negative covenants of types customary in an asset-based lending facility, including financial covenants relating to the maintenance of a fixed charge coverage ratio in certain circumstances. The Amended Credit Agreement also allows the Lenders to establish reserve requirements, which may reduce the amount of credit otherwise available to the Borrowers, and provides for customary Events of Default.
Chase and its affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking services, for which they have received, and will receive, customary fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is set forth in Item 1.01—Entry into a Material Definitive Agreement above and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of August 25, 2017, by and among Farmer Bros. Co., China Mist Brands, Inc., Coffee Bean International, Inc., FBC Finance Company, Coffee Bean Holding Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    August 30, 2017

FARMER BROS. CO.

By:	/s/ David G. Robson
David G. Robson
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
First Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of August 25, 2017, by and among Farmer Bros. Co., China Mist Brands, Inc., Coffee Bean International, Inc., FBC Finance Company, Coffee Bean Holding Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent